THIS ADDENDUM "D" TO LEASE dated as of February 13, 2006, between WBP, L.L.C., a New Jersey limited liability company, successor-in-interest to S and S Investments, a New Jersey general partnership (the
"Landlord") and Dataram Corporation (the "Tenant").

                               WITNESSETH:

WHEREAS, under a lease dated September 19, 2000, as amended through Addendum "C" dated September 19, 2000, between Landlord and Tenant (the "Lease"), Tenant leased from Landlord certain space containing approximately 24,050 rentable square feet in Windsor Business Park, West Windsor, New Jersey, upon the terms and conditions set forth in the Lease; and

WHEREAS, Landlord and Tenant desire to amend the Lease, under the terms and conditions set forth below.

NOW, THEREFORE, the parties hereto, for good and valuable consideration and intending to be legally bound, agree as follows:

1. The Landlord and Tenant agree to reduce the 24,050 square foot area currently leased by Tenant to a total area leased by Tenant of 15,200 square feet as shown on the attached Addendum "D-1".

2. Tenant acknowledges that Tenant will perform all improvements required, at Tenant's sole cost, to demise the 15,200 square foot space from the area to be returned to Landlord including but not limited to:

   a.   dividing the electric (separate);
   b.   separating the HVAC;
   c.   removing computer wires from the ceiling;
   d.   installing the demising walls;
   e.   obtaining a building permit from the Township of West Windsor;
   f.   obtaining the necessary architectural drawings.

     The Effective Date shall be the latter to occur of (i) June 30, 2006, which is the original expiration date of this Lease, or (ii) the date Tenant obtains its final certificate of occupancy for the reduced space but in no event later than August 31, 2006.

     The area to be returned to Landlord shall be returned to Landlord in "broom clean" condition with all Tenant's equipment and fixtures removed, including the modular office located at the front right corner of the 2nd floor and as otherwise required by Paragraph Fifth of the Lease.

     If any tenant who leases either a portion of or the entire area returned to Landlord requires access to the existing telephone and electric rooms, Tenant will make the areas available to the new tenant(s) at no cost to the tenant(s).

3. A new five (5) year term for the 15,200 square feet shall commence upon the Effective Date and terminate five (5) lease years thereafter. The rents for the new five (5) year term shall be as follows:

Year 1 - $174,800.04 per year/$14,566.67 per month/$11.50 per RSF
Year 2 - $182,400.00 per year/$15,200.00 per month/$12.00 per RSF
Year 3 - $189,999.96 per year/$15,833.33 per month/$12.50 per RSF
Year 4 - $197,600.04 per year/$16,466.67 per month/$13.00 per RSF
Year 5 - $205,200.00 per year/$17,100.00 per month/$13.50 per RSF

All of the above monthly installments of rent shall be due on the first day of each month. Tenant further understands that the above figures do not include the taxes, insurance and maintenance reimbursements and the management fee (TIM) as called for in Paragraph 31st of the above Lease, which shall continue to be due and payable based upon the reduced area of 15,200 square feet, in addition to the rent.

     Windsor Business Park currently consists of four (4) buildings totaling approximately 93,023 rentable square feet, which will change from time to time as additional buildings are constructed or the existing buildings are altered. A fifth approximately 26,466 rentable square foot building has been approved and will be constructed as the third building on Block 21.04 Lot 1 where shown on the attached Addendum "B-1". It is agreed between the Landlord and the Tenant that the Tenant's pro rata share of taxes insurance and maintenance reimbursement to be paid by Tenant to Landlord is currently as follows:

            Maintenance. Tenant's pro rata share for the maintenance reimbursements to be paid by Tenant to Landlord which is currently based on the four (4) buildings at Windsor Business Park will be reduced to 16.34% (15,200 SF divided by 93,023 SF). Tenant's pro rata share will be revised when a third approximately 26,466 rentable square foot building is constructed on Block 21.04 Lot 1.

            Insurance. Tenant's pro rata share of the insurance reimbursement to be paid by Tenant to Landlord is currently based on all four (4) buildings at Windsor Business Park and will be reduced to 16.34%. Tenant's pro rata share will be revised when a third approximately 26,466 rentable square foot building is constructed on Block 21.04 Lot 1.

            Taxes. Tenant's pro rata share for the real estate taxes and assessments reimbursement to be paid by Tenant to Landlord which is currently based on the two buildings (Building 3 and Building 4) on Block 24.01 Lot 1 at Windsor Business Park will be changed to 35.14% (15,200 SF divided by 43,253 SF). Tenant's pro rata share will be revised when a third approximately 26,466 rentable square foot building is constructed on Block 21.04 Lot 1.

4. The Option to Renew the Lease set forth in Paragraph 68th of Addendum "A" to Lease is intentionally deleted.

5. Upon the Effective Date, Tenant shall release all right and interest in the balance of its premises other than the 15,200 square foot space, and Landlord and Tenant do hereby mutually release each other and their officers, directors, employees, subsidiaries and affiliates, successors and assigns of and from all liability, responsibilities, claims, demands, actions and causes of action of every kind and nature whatsoever ("Claims") arising out of Tenant's occupancy of the space released under the Lease except for third party Claims accruing before the Effective Date and any sums due for TIM adjustments for TIM which accrue before the Effective Date but which are determined after the Effective Date. This paragraph shall survive the surrender of the space released.

6. Tenant is responsible to pay any broker if any broker is due a real estate brokerage commission for this Addendum "D" including but not limited to CB Richard Ellis, Inc.. Tenant shall indemnify, defend and hold Landlord harmless from any and all loss, liabilities, expenses, costs, claims or damages by any person or firm claiming to
have negotiated or brought about this lease extension.   Landlord will
give prompt notice to Tenant after any such claim is made by any broker.

7. This confirms that Landlord will continue to hold the security deposit of $775.00 pursuant to Paragraph Twenty-second of the Lease.

8. Except as expressly modified by this Addendum, the terms and conditions of the Lease shall remain in full force and effect, without change. This Addendum shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by their duly authorized representatives.

ATTEST:                         TENANT:

                                DATARAM CORPORATION

ANTHONY LOUGEE                  By:  MARK MADDOCKS
_______________________         _______________________________
                                Its: Vice-President, Finance


WITNESS:                        LANDLORD:

                                WBP, L.L.C.

ANTHONY LOUGEE                  By:  JEFFREY H. SANDS
________________________        _______________________________
                                     Jeffrey H. Sands
                              ADDENDUM " " (Continued)




                                     -3-